Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

December 29, 1998

Board of Directors
London Pacific Life & Annuity Company
3109 Poplarwood Court
Raleigh, NC 27604

Re:  Opinion and Consent of Counsel - LPLA Separate Account One

Dear Sir or Madam:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to the Registration Statement on Form N-4 for the Individual Single Contribution Immediate Variable Annuity Contracts (the "Contracts") to be issued by London Pacific Life & Annuity Company and its separate account, LPLA Separate Account One.

We are of the following opinions:

1. LPLA Separate Account One is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of a Contribution made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully-paid, non-assessable contractual interest in such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By:/s/LYNN KORMAN STONE
   ---------------------------
    Lynn Korman Stone